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                                                                     Exhibit 5.1

                     [LETTERHEAD OF FOLEY, HOAG & ELIOT LLP]




                                           June 22, 1998

Telco Systems, Inc.
63 Nahatan Street
Norwood, Massachusetts  02062

Ladies and Gentlemen:

     We are familiar with the Registration Statement on Form S-8 (the "S-8 Registration Statement") filed today by Telco Systems, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The S-8 Registration Statement relates to 350,000 shares (the "Shares") of the common stock, par value $0.01 per share, of the Company, 100,000 shares of which are issuable pursuant to the Company's 1983 Employee Stock Purchase Plan, as amended (the "1983 Purchase Plan"), and 250,000 shares of which are issuable pursuant to the Company's 1990 Stock Option Plan, as amended (the "1990 Option Plan" and, together with the 1983 Purchase Plan, the "Plans").

     In arriving at the opinions expressed below, we have examined and relied on the following documents: (a) the Certificate of Incorporation of the Company;
(b) the By-Laws of the Company, as amended; and (c) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

     Based upon the foregoing, it is our opinion that:

     1. The Company has all adequate corporate power to effect the issuance and sale of the Shares pursuant to the terms and provisions of the Plans;

     2. The Company has taken all necessary corporate action required to authorize the issuance and sale of the Shares; and


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     3. When certificates for the Shares have been duly executed and countersigned and delivered against due receipt of the exercise price for the Shares as described in the Plans, the Shares will be validly and legally issued and fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the S-8 Registration Statement.

                                        Very truly yours,

                                        FOLEY, HOAG & ELIOT LLP

                                        By: /s/ Robert W. Sweet, Jr.
                                            ------------------------------------
                                            A Partner